EX-28.h.3.i

EXHIBIT A

TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS EXHIBIT A, amended and restated as of May 28, 2010, is Exhibit A to that certain Administration and Accounting Services Agreement effective as of February 20, 2010 between PNC Global Investment Servicing (U.S.) Inc. and Bridgeway Funds, Inc.

Portfolios

Aggressive Investors 1 Fund

Aggressive Investors 2 Fund

Ultra-Small Company Fund

Ultra-Small Company Market Fund

Micro-Cap Limited Fund

Small-Cap Growth Fund

Small-Cap Value Fund

Large-Cap Growth Fund

Large-Cap Value Fund

Blue Chip 35 Index Fund

Balanced Fund

Small-Cap Momentum Fund

Accepted:

BRIDGEWAY FUNDS, INC.

By:	/s/ Michael D. Mulcahy
Name:	Michael D. Mulcahy
Title:	President

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Senior Vice President